Exhibit 99.4

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in Amendment No. 1 to the Registration Statement of UAL Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of UAL Corporation and Continental Airlines, Inc., which is part of the Registration Statement, of our opinion dated May 2, 2010 appearing as Appendix E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinions of Continental’s Financial Advisors,” “Risk Factors— Risk Factors Relating to the Merger—The fairness opinions obtained by the boards of directors of UAL and Continental from their financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Continental’s Reasons for the Merger; Recommendation of the Continental Board of Directors,” and “The Merger— Opinions of Continental’s Financial Advisors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Benn Calhoun

New York, New York

August 2, 2010